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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

HRPT PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

HRPT PROPERTIES TRUST 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2009

To the Shareholders of HRPT Properties Trust:

        Notice is hereby given that the annual meeting of shareholders of HRPT Properties Trust, a Maryland real estate investment trust, will be held at 9:30 a.m., local time, on Wednesday, May 13, 2009, at 400 Centre Street, Newton, Massachusetts, 02458 for the following purposes:

  1.
  To elect one Independent Trustee in Group II to our Board.

  2.
  To elect one Managing Trustee in Group II to our Board.

  3.
  To approve an amendment to our declaration of trust that would authorize our Board to effect reverse splits of our common shares of beneficial interest.

  4.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR TRUSTEE IN ITEMS 1 AND 2 AND "FOR" THE PROPOSAL IN ITEM 3.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

        Shareholders of record at the close of business on March 17, 2009 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a shareholder identification number which is being mailed to you on a Notice Regarding the Availability of Proxy Materials. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares.

By Order of the Board, JENNIFER B. CLARK, Secretary

Newton, Massachusetts
March [            ], 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

HRPT PROPERTIES TRUST
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 13, 2009

INTRODUCTION

        A notice of the annual meeting of shareholders of HRPT Properties Trust, a Maryland real estate investment trust, or the company, is on the preceding page and a form of proxy solicited by our Board of Trustees, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2008, including our audited financial statements, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about [                        ], 2009.

        The annual meeting record date is March 17, 2009. Only shareholders of record as of the close of business on March 17, 2009, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had [                        ] common shares of beneficial interest, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required to take action at the meeting. The presence, in person or by proxy, of holders of common shares entitled to vote at the meeting representing a majority of the total number of common shares entitled to vote on a question will constitute a quorum for such question. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and "broker non-votes" will be treated as present for purposes of determining the presence of a quorum for the meeting. Failure of a quorum to be present at the meeting will necessitate adjournment of that meeting and will subject us to additional expense.

        The affirmative vote of a majority of our common shares entitled to vote at the meeting is required for the election of the nominees for Trustee described in Items 1 and 2 and for the approval of the proposal described in Item 3.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominees for Trustee in Items 1 and 2 and "FOR" the proposal in Item 3.

        Shareholders of record may vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested and received paper or email copies of proxy materials by completing and returning the proxy card, or by attending the meeting and voting in person. Votes provided by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 12, 2009.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the street name holder that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority under rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be "broker non-votes."

        Under the NYSE rules, Items 1 and 2 (election of trustees) are considered routine items for which street name shares may be voted without specific instructions. If your street name holder completes and returns a proxy on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy will be voted "FOR" the nominees for Trustee in Items 1 and 2. Under the NYSE rules, Item 3 is considered a non-routine item for which street name holders may not vote shares without specific instructions. As a result, if a shareholder does not instruct his or her street name holder as to how such shareholder's common shares should be voted with respect to Item 3, a "broker non-vote" will occur.

        Shares represented by proxies marked "WITHHOLD" with regard to the election of trustees will be counted for purposes of determining whether there is a quorum and will have the same effect as votes "against" the nominees for trustees in Items 1 and 2. Abstentions and "broker non-votes" will be counted for purposes of determining whether there is a quorum and will have the same effect as votes "against" the proposal in Item 3.

        If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our secretary a written revocation or a duly executed proxy bearing a later date, by voting over the internet or by telephone at a later time in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one. Votes provided by mail, over the internet or by telephone must be received by

11:59 p.m. eastern daylight time on May 12, 2009. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

        Our website address is included several times in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations adopted by the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials via the internet. Accordingly, all of our shareholders will receive a Notice of Internet Availability, which will be mailed on or about [                        ], 2009.

        On the date of mailing of the Notice of Internet Availability, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

ELECTION OF TRUSTEES

        The number of our Trustees is currently fixed at five, and our Board is currently divided into three groups, with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each group are elected for three year terms and serve until their successors are elected and qualified.

        Our current Trustees are William A. Lamkin and Adam D. Portnoy in Group II with a term of office expiring at the meeting to which this proxy statement relates, Patrick F. Donelan in Group III with a term of office expiring at our 2010 annual meeting of shareholders and Barry M. Portnoy and Frederick N. Zeytoonjian in Group I with a term of office expiring at our 2011 annual meeting of shareholders. The term of the Group II Trustees elected at the meeting will expire at our 2012 annual meeting of shareholders.

        Our Trustees are also categorized as Independent Trustees or Managing Trustees. Our Independent Trustees are not employees, or affiliates of, Reit Management & Research LLC, or RMR, our manager, do not have a material business or professional relationship with RMR or any other person or entity that holds in excess of 9.8% of our issued and outstanding shares of beneficial interest, are not involved in our day to day activities and are persons who qualify as independent under our declaration of trust, bylaws and applicable rules of the NYSE and the SEC. Our Managing Trustees have been employees of RMR or involved in our day to day activities for at least one year. Our Board of Trustees is currently composed of three Independent Trustees and two Managing Trustees. Messrs. Donelan, Lamkin and Zeytoonjian are our Independent Trustees, and Messrs. Adam Portnoy and Barry Portnoy are our Managing Trustees. Biographical information relating to our Trustees and other information relating to our Board appears below in this proxy statement.

Item 1:    Election of One Independent Trustee

        Our Board has nominated Mr. Lamkin for election as an Independent Trustee in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Trustee in Group II elected at the meeting will expire at our 2012 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Lamkin, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Mr. Lamkin has agreed to serve as an Independent Trustee in Group II if elected. However, if Mr. Lamkin becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Lamkin will be unable to serve.

        Our Board recommends a vote "FOR" the election of Mr. Lamkin as an Independent Trustee in Group II.

Item 2:    Election of One Managing Trustee

        Our Board has nominated Mr. Adam Portnoy for election as a Managing Trustee in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Managing Trustee in Group II elected at the meeting will expire at our 2012 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Adam Portnoy, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Mr. Adam Portnoy has agreed to serve as a Managing Trustee in Group II if elected. However, if Mr. Adam Portnoy becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Adam Portnoy will be unable to serve.

        Our Board recommends a vote "FOR" the election of Mr. Adam Portnoy as a Managing Trustee in Group II.

Item 3:    An amendment to our declaration of trust that would authorize our Board to effect reverse splits of our common shares of beneficial interest

General

        Our Board is seeking shareholder approval for an amendment to our declaration of trust that would authorize our Board to effect reverse splits of our common shares of beneficial interest in order to meet listing requirements of the NYSE or other principal securities exchange on which our common shares are listed for trading or for any other purpose our Board by unanimous vote determines to be in our best interest. If approved, our Board would be authorized to accomplish reverse splits of our common shares from time to time by any lawful means. The proposed amendment to our declaration of trust and any subsequent reverse split of our common shares would affect all of our common shareholders uniformly and would not affect any of those shareholders' percentage ownership interest in us, except to the extent shareholders receive cash in lieu of fractional shares as a result of the reverse split. However, our Board does not currently intend to pay cash in lieu of fractional shares. A copy of the proposed amendment is attached as Appendix A to this proxy statement.

Reasons for a Reverse Split of our Common Shares

        There are five primary reasons why we determined to ask shareholders to grant our Board the authority to implement a reverse split at this time:

  •
  First, during the past year the trading prices of our common shares, like the trading prices of many other shares of public companies have materially declined. On occasion, our shares' trading prices have dropped to between $1.00 to $2.00/share. Our common shares are listed for trading on the NYSE. Applicable NYSE rules require that shares trade at a minimum of at least $1.00/share. This rule has been temporarily suspended by the NYSE, but is expected to become effective again in the future. We believe that, if our shares were de-listed from trading on the NYSE because of low trading prices, the liquidity of the market for our shares and the abilities of investors to buy and sell our shares would be adversely affected. If our Board has the authority to implement a reverse split of our shares, it may be able to prevent a de-listing of our shares in the event the trading prices of our common shares decline to below the NYSE listing requirements.

  •
  Second, we believe that low priced shares often cause investors to experience high percentage volatility in share price movements. For example, a trading price movement of $0.25/share for a share that trades at about $3.00/share represents a price movement of about 8.33%; but a $0.25/share price movement for a share that trades at about $6.00/share represents a price movement of only about 4.17%. We believe that some investors may purchase our shares to earn the dividends that we have historically paid. We believe that yield investors who purchase our shares to earn dividends may be reluctant to purchase low priced shares because small trading price movements may wipe out dividend earnings. We believe that a reverse split may increase the trading prices of our common shares and make the percentage movements of the market prices of our common shares less volatile and more attractive to certain yield investors.

  •
  Third, we understand that, for various reasons, investors may have difficulty borrowing money to purchase shares which trade at lower trading prices (referred to commonly as buying on margin). We believe many investors are reluctant to purchase shares which may not be eligible for such so called "margin" borrowing. We believe that a reverse split of our shares may increase the trading prices of the shares which remain outstanding to an amount which may make purchasing our shares more attractive to investors who want to purchase our shares and have the opportunity to borrow on margin using our shares as collateral for such purchases.

  •
  Fourth, brokerage commissions on low priced shares generally represent a higher percentage of shares' purchase prices than brokerage commissions on higher priced shares. We believe a reverse split may increase the trading prices of our shares and may reduce the percentage transaction costs of investing in our shares for many investors.

  •
  Fifth, we believe that some institutional investors are unwilling to invest in lower priced shares, and certain institutional investors have policies which prohibit their doing so. We believe that a reverse split may increase the trading prices of our shares and may make our shares more attractive to institutional investors who will not, or cannot, consider investing in low priced shares.

        These reasons why we determined to seek authority for our Board to implement reverse splits of our shares depend upon the trading prices of our common shares increasing as a result of a reverse split. A reverse split sometimes does not result in any increase in the trading prices of the remaining common shares. We believe that the dividends which we have historically paid to shareholders may support an increase in the trading prices of our shares after a reverse split, provided our dividend rate is adjusted pro-rata for the reverse split; however, there can be no assurance that we will be able to continue to pay our historical dividends or a pro-rata adjusted dividend rate after a reverse split, and there can be any assurance that a reverse split will result in trading prices for our remaining shares after a reverse split which are higher than the historical trading prices of our shares before a reverse split.

        If approved by shareholders, our Board will consider those market or business factors that it deems relevant in determining whether, when and at what ratio to implement a reverse split of our common shares. These factors, including the stock market conditions and the trading price of our common shares, are dynamic and subject to fluctuation. If shareholders approve the proposed amendment to our declaration of trust, our Board currently anticipates that it may implement a reverse split of our common shares soon after the effective date of the amendment at a ratio of at least 1 for 2. However, our Board may decide not to effect a reverse split of our common shares or it may decide to effect a reverse split of our common shares at a different ratio.

        Although in certain instances, a reverse stock split could have anti-takeover effects for a company, we do not believe the proposed amendment or a subsequent reverse split of our common shares would have that effect for us. For some companies, the increased proportion of unissued authorized shares to issued shares (assuming the number of authorized shares are not proportionally reduced after the reverse stock split), may allow the company greater latitude to issue shares for defensive purposes than it otherwise might be able where the laws of the company's jurisdiction or governing documents do not permit the company to increase its number of authorized shares without amending its charter and seeking shareholder approval for that amendment. As permitted by Maryland law, our declaration of trust permits our Board, without shareholder approval, to amend our declaration of trust at any time to increase or decrease the aggregate number of shares or the number of shares of any class that we have authority to issue. Our declaration of trust further authorizes our Board to cause us to issue our authorized shares and to reclassify any unissued preferred shares into other classes or series. As a result, the increased proportion of unissued authorized shares to issued shares would not be a unique result for us if a reverse split of our common shares was implemented as our Board is free to cause a similar result in other ways without shareholder approval. In any event, the proposed amendment is not being proposed in response to any effort of which we are aware to accumulate our common shares or obtain control of us.

Effect on Existing Common Shares

        The proposed amendment to our declaration of trust and any subsequent reverse split of our common shares would affect all of our common shareholders uniformly and would not affect any of those shareholders' percentage ownership interest in us, except to the extent that shareholders receive cash in lieu of fractional shares as a result of the reverse split. However, our Board does not currently intend to pay cash in lieu of fractional shares. Proportionate voting rights and other rights and preferences of the holders of our common shares would not be affected by a reverse split (other than as a result of any payment of cash in lieu of fractional shares).

        To illustrate, if the proposed amendment to our declaration of trust is approved by shareholders and our Board implements a 1 for 2 reverse split of our common shares, such reverse split would have the following effects on the number of our outstanding common shares:

  •
  each two of our common shares owned by a shareholder immediately prior to the reverse split would become one common share immediately after the reverse split;

  •
  the number of our common shares issued and outstanding would be reduced from the approximately [            ] shares that were outstanding on the record date for the meeting to approximately [      ], assuming the reverse split was effective as of that record date;

  •
  the number of common shares reserved for issuance under our Incentive Share Award Plan would be reduced by one half;

  •
  the number of our common shares represented by each outstanding unvested restricted share award granted under our Incentive Share Aware Plan would be reduced by one half; and

  •
  proportional adjustments may also be made to other securities of ours then outstanding which are exercisable for or exchangeable or convertible into our common shares, such as for example our Series D Cumulative Convertible Preferred Shares, in accordance with the terms of those securities.

        It is our Board's intention that any shares which are redeemed as a result of a reverse split will be cancelled and the number of our authorized and outstanding shares will be reduced by the number of shares so cancelled. However, you should be aware that, under applicable provisions of Maryland law and our declaration of trust and bylaws, our Board has the authority to authorize and issue an unlimited number of new shares of any class at any time and without shareholder approval.

Effect on Registration and Share Trading

        Our common shares are currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed amendment to our declaration of trust and any subsequent reverse split of our common shares would not affect the registration of our common shares under the Exchange Act.

        If the proposed amendment to our declaration of trust is approved by our shareholders and our Board implements a reverse split of our common shares, our common shares will continue to be listed on the NYSE under the symbol "HRP".

Effective Date

        If approved by our shareholders, the proposed amendment to our declaration of trust would become effective upon the filing of articles of amendment containing the amendment with the State Department of Assessments and Taxation of Maryland.

        If our Board decides to implement a reverse split of our common shares, we intend to file a Current Report on Form 8-K with the SEC and issue a press release containing additional information regarding the reverse split.

Fractional Shares

        Whether fractional shares would be issued in connection with a reverse split will be determined by our Board as part of the terms of any reverse split of our common shares it may decide to implement, including with respect to any outstanding unvested restricted share awards granted under our Incentive Share Award Plan (or successor or other plan under which any such awards may have been made by us). Our Board does not currently intend to pay cash in lieu of fractional shares. If our Board decides to implement a reverse split of our common shares, we intend to file a Current Report on Form 8-K with the SEC and issue a press release which we expect would include a description of the treatment of fractional shares resulting from a reverse split.

Certain Accounting Matters

        Assuming the par value per common share would not change as a result of, and no consideration is paid in connection with, the reverse split of our common shares, the total shareholders' equity on our balance sheet would not be affected by the reverse split. However, the components that make up the total shareholders' equity on our balance sheet would change by offsetting amounts as a result of such a reverse split. For example, assuming such a reverse split was at a 1 for 2 ratio, the stated capital for our common shares would be reduced to an amount one half of its then present amount, and the additional paid-in capital would be increased by the amount by which the stated capital was reduced. If, instead, the par value per common share was to be proportionally adjusted as a result of such a reverse split, neither the total shareholders' equity, nor the components that make up the total shareholders' equity, on our balance sheet would be changed as a result of the reverse split.

        Our net income or loss and net book value per common share would be increased as a result of the reverse split of our common shares because there would be fewer of our common shares outstanding. Prior periods' share amounts would be restated to reflect the reverse split. We do not anticipate that any other accounting consequences of significance would arise as a result of any reverse split.

No Appraisal Rights

        Under Maryland state law, our shareholders are not entitled to appraisal rights with respect to any reverse split of our common shares.

Certain United States Federal Income Tax Consequences

        If our Board decides to implement a reverse split of our common shares, we intend to file a Current Report on Form 8-K with the SEC and issue a press release which we expect would include a description of certain U.S. federal income tax consequences that would generally result to certain U.S. shareholders upon the reverse split. At this time, we intend that any reverse split of our common shares would be implemented so that qualifying U.S. shareholders would generally not realize any taxable gain or loss for U.S. federal income tax purposes as a result of a reverse split of our common shares.

Certain Risks Associated with a Reverse Split of our Common Shares

         Our total market capitalization after a reverse split of our common shares may be lower than before the reverse split.

        There are numerous factors and contingencies that could affect our common share price following a reverse split of our common shares, such as our reported results of operations in future periods, and general economic, market and industry conditions. Also, reverse splits are sometimes perceived by investors to imply that an issuer is having financial difficulties and, as a result, reverse splits sometimes cause the trading price of the resulting security to be lower than the pre-split share price or not to increase to or maintain its share price on a post-reverse split adjusted basis. Accordingly, the market price of our common shares may not be sustainable at the direct arithmetic result of the reverse split. For example, based on the closing price of our common shares on the NYSE on the record date for the meeting of $[            ] per share, the direct arithmetic result of the reverse split would be a post-split market price for our common shares of $[                        ] per share pursuant to a 1 for 2 reverse split. If the market price of our common shares declines after a reverse split, our total market capitalization (the aggregate value of all of our outstanding common shares at the then existing market price) after the split will be lower than before the split. We can provide no assurance that a reverse split will increase our share price.

         If a reverse split of our common shares is implemented, the resulting per share price may not attract investors and may not satisfy the investing guidelines of investors, and consequently, the trading liquidity of our common shares may not improve.

        While we believe that a higher share price may result from a reverse split and this higher trading price may help generate investor interest in our common shares, a reverse split of our common shares may not result in a share price that will attract investors. The market price of our common shares is also based on our performance and market factors, which are unrelated to the number of our common shares outstanding.

         A reverse split of our common shares may result in some shareholders owning "odd lots" or fractional shares that may be more difficult to sell or require greater transaction costs per share to sell.

        A reverse split may result in some shareholders owning "odd lots" of less than 100 shares or fractional shares of our common shares on a post-split basis. Odd lots or fractional shares may be more difficult to sell, or require greater transaction costs per share to sell, than shares in "board lots" of even multiples of 100 shares.

         A reverse split of our common shares may reduce the liquidity of our common shares.

        Following a reverse split of our common shares, our outstanding common shares would be reduced proportionally, which may lead to reduced trading for our common shares. This result is directly opposite of what we intend to accomplish with a reverse split, but it may occur.

Board Recommendation

        Our Board recommends a vote "FOR" the approval of the proposed amendment to our declaration of trust.

 SOLICITATION OF PROXIES

        We are paying the cost of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

TRUSTEES AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of March 1, 2009, of our Trustees and our executive officers:

Trustee Nominees for a Term Expiring In 2012

WILLIAM A. LAMKIN, Age: 49

        Mr. Lamkin has been one of our Independent Trustees since 2006. Mr. Lamkin has been a partner in Ackrell Capital LLC, a San Francisco based investment bank, since November 2003, and a partner in Ackrell & Company LLC, a San Francisco based investment advisory firm, since October 2002. Previously, he was employed as a financial consultant and as an investment banker, including as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated. Mr. Lamkin has also served as an Independent Trustee of Hospitality Properties Trust, or HPT, since January 2007. Mr. Lamkin is an Independent Trustee in Group II and, if elected at the meeting, he will serve until our 2012 annual meeting of shareholders.

ADAM D. PORTNOY, Age: 38

        Mr. Portnoy has been one of our Managing Trustees since 2006. Mr. Portnoy has been a Managing Trustee of HPT and Senior Housing Properties Trust, or SNH, since 2007. He was our Executive Vice President from 2003 through 2006. Mr. Portnoy has been an executive officer of RMR since September 2003 and currently is the President, Chief Executive Officer and a director of RMR. Additionally, Mr. Portnoy is the minority owner of RMR and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been President of RMR Advisors since 2007 and was a Vice President prior to that time since 2003. He has also been President and portfolio manager of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund and RMR Funds Series Trust (which ceased to exist in 2009) and President of RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund since 2007. (Hereinafter, RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, RMR Funds Series Trust, RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund are collectively referred to as the "RMR Funds".) Prior to becoming President in 2007, Mr. Portnoy served as Vice-President of certain of the RMR Funds beginning in 2004. Mr. Adam Portnoy is the son of Barry Portnoy, our other Managing Trustee. Mr. Adam Portnoy is a Managing Trustee in Group II and, if elected at the meeting, he will serve until our 2012 annual meeting of shareholders.

Continuing Trustees

PATRICK F. DONELAN, Age: 66

        Mr. Donelan has been one of our Independent Trustees since 1998. Mr. Donelan has been principally employed as a private investor since December 2003. Mr. Donelan was the Non-Executive Chairman and member of the advisory board from December 2002 until December 2003, and was Chairman and Chief Executive Officer from July 2001 through December 2002, of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. At the time of his retirement in 2001, he was a Managing Director at Dresdner Kleinwort Wasserstein, the U.K. subsidiary of Dresdner Bank of Germany. Mr. Donelan has also been an independent director of TravelCenters of America LLC, or TA, since January 2007. Mr. Donelan is an Independent Trustee in Group III and will serve until our 2010 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 63

        Mr. Portnoy has been one of our Managing Trustees since 1986. Mr. Portnoy has been a Managing Trustee of HPT and of SNH since 1995 and 1999, respectively. He has been a Managing Director of Five Star Quality Care, Inc., or Five Star, and of TA since 2001 and 2006, respectively. Mr. Portnoy is the majority owner of RMR and of RMR Advisors. Mr. Portnoy has been the Chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been a Managing Trustee of each of the RMR Funds and a portfolio manager of each of the RMR Funds, except for RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund, since their respective formations beginning in 2002. Mr. Portnoy is a Managing Trustee in Group I and will serve until our 2011 annual meeting of shareholders.

FREDERICK N. ZEYTOONJIAN, Age: 73

        Mr. Zeytoonjian has been one of our Independent Trustees since 1999. Mr. Zeytoonjian is the founder and has been Chairman and Chief Executive Officer of Turf Products, LLC, one of the largest distributors of lawn care equipment in the United States, for over five years. Mr. Zeytoonjian also has been a Trustee of SNH since 2003. Mr. Zeytoonjian is an Independent Trustee in Group I and will serve until our 2011 annual meeting of shareholders.

Executive Officers

JOHN A. MANNIX, Age: 53

        Mr. Mannix has been our President since 1999 and our Chief Investment Officer since October 2008. From 1999 to October 2008, he served as our Chief Operating Officer. Mr. Mannix has also been a Senior Vice President of RMR since 2006, and was Vice President prior to that time, and has served in various capacities with RMR and its affiliates for over five years. Mr. Mannix is a member of the Urban Land Institute and the Greater Boston Real Estate Board's Real Estate Finance Association.

JOHN C. POPEO, Age: 48

        Mr. Popeo has been our Treasurer and Chief Financial Officer since 1999 and Assistant Secretary since 2008, and served as Secretary prior to that time. Mr. Popeo has also been Treasurer and an Executive Vice President of RMR since 1999 and 2008, respectively, and previously served as a Vice President of RMR from 1999 to 2006 and as a Senior Vice President from 2006 to 2008. Mr. Popeo has served as Vice President of RMR Advisors since 2004 and as Vice President of each of the RMR Funds since their respective formations beginning in 2002. Mr. Popeo is a certified public accountant.

DAVID M. LEPORE, Age: 48

        Mr. Lepore has been our Chief Operating Officer since October 2008 and one of our Senior Vice Presidents since 1998 and is primarily responsible for the operations of our properties. Mr. Lepore has also been a Senior Vice President of RMR since 2006, was a Vice President prior to that time, and has served in various capacities with RMR and its affiliates for over five years. Mr. Lepore is a member of the Building Owners and Managers Association, the National Association of Industrial and Office Properties and is a certified real property administrator.

        Except as noted with regard to Mr. Barry Portnoy and Mr. Adam Portnoy, there are no family relationships among any of our Trustees or executive officers. Our executive officers serve at the discretion of our Board.

        HPT, SNH, Five Star, TA, RMR, RMR Advisors and each of the RMR Funds may be considered to be affiliates of us.

BOARD OF TRUSTEES

        Our business is conducted under the general direction of our Board as provided by our declaration of trust, our bylaws and the laws of the State of Maryland, the state in which we were organized on October 9, 1986.

        Three of our Trustees, Patrick F. Donelan, William A. Lamkin and Frederick N. Zeytoonjian, are our Independent Trustees within the meaning of our declaration of trust and bylaws and two of our Trustees, Adam and Barry Portnoy are our Managing Trustees.

        In determining the status of those Trustees who qualify as Independent Trustees, each year our Board affirmatively determines whether Trustees have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Trustees. When assessing a Trustee's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Trustee's standpoint, but from that of the persons or organizations with which the Trustee has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

        Our Board has determined that Messrs. Donelan, Lamkin and Zeytoonjian currently qualify as Independent Trustees under our declaration of trust, bylaws and applicable NYSE and SEC rules. In making that determination with respect to Mr. Donelan, our Board considered Mr. Donelan's past employment with Dresdner Kleinwort Wasserstein, an affiliate of which was the agent and a lender under our previous revolving bank credit facility. Such former relationship ended over five years ago and was with a large bank at which we did not account for a material amount of revenues. Our Board also considered each of these three Trustees' service in other enterprises and on the boards of other publicly traded companies managed or advised by RMR and its affiliates. Our Board has concluded that none of these Trustees possessed or currently possesses any relationship that could impair his judgment in connection with his duties and responsibilities as a Trustee or that could otherwise be a direct or indirect material relationship under our declaration of trust, bylaws and applicable NYSE and SEC rules.

        During 2008, our Board held ten meetings, our Audit Committee held eight meetings, our Compensation Committee held six meetings, and our Nominating and Governance Committee held two meetings. During 2008, each Trustee attended 75% or more of the total number of meetings of our Board and any committee of which he was a member during the time in which he served on our Board or such committee. All of our Trustees attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Trustees meet at least once each year without management. The presiding Trustee at these meetings is the Chair of our Audit Committee, unless the Independent Trustees in attendance select another Independent Trustee to preside.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a written charter. Each of the above committees is currently comprised of Messrs. Donelan, Lamkin and Zeytoonjian, who are independent under our declaration of trust, our bylaws and applicable rules of the NYSE and the SEC and each committee's respective charter.

        The primary function of our Audit Committee is to select our independent registered public accounting firm and to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Lamkin is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE. Our Board's determination that Mr. Lamkin is a financial expert was based upon: (i) his current position as partner of Ackrell Capital LLC, an investment advisory firm; and (ii) his prior experience (a) as a financial consultant, (b) as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated and (c) in various investment banking positions with Donaldson, Lufkin & Jenrette, PaineWebber and Kidder, Peabody, where he worked with the Real Estate Investment Banking Group and the Project Lease Finance Group.

        Our Compensation Committee's primary responsibilities include: (1) reviewing, at least annually, the performance of RMR under its contract with us and making determinations regarding continuance of the contract; (2) evaluating the performance of our President; (3) reviewing the performance of our Director of Internal Audit and determining the compensation payable to him and the costs of our internal audit function generally; and (4) evaluating, approving and administering all our equity compensation plans. The Compensation Committee is delegated the powers of our Board necessary to carry out these responsibilities.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Trustee nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.hrpreit.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458 or at our website, www.hrpreit.com.

COMMUNICATIONS WITH TRUSTEES

        Any shareholder or other interested person who desires to communicate with our Independent Trustees or any Trustees, individually or as a group, may do so by filling out a report at our website (www.hrpreit.com), by calling our toll-free confidential message system at (866) 511-5038, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR TRUSTEES;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, among other matters, and together with our declaration of trust and bylaws, set forth the qualifications for service on our Board. These guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Trustees. Our Board also elects Trustees to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Trustees, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes may be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: the quality of the candidate's past services to us, if any; the business and personal experiences of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to Board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the qualification of the candidate to be either an Independent Trustee or a Managing Trustee, as applicable; and other matters that the Nominating and Governance Committee deems appropriate. In seeking candidates for Trustees who have not previously served as our Trustees, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2008, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2009 annual meeting, except the nominations made by our Board and recommendations by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record.

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Trustees who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee at our principal executive offices within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws, including those described below, and applicable state and federal laws. Any such notice must be accompanied by the same information, copies of share certificates and other documents as described below. Our Nominating and Governance Committee may request additional information about the shareholder nominee or about a recommending shareholder. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below.

        Shareholder nominations and other proposals at annual meetings.    Our bylaws require compliance with certain procedures for a shareholder to properly propose a nomination for election to our Board or other business. If a shareholder who is entitled to do so under our bylaws wishes to propose a person for election to our Board or other business, that shareholder must provide a written notice to our Secretary. The shareholder giving notice must (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice (this requirement will not apply until April 1, 2010 with respect to a shareholder who continuously holds from and after April 1, 2009 shares entitled to vote at the meeting on such election or proposal of other business, as the case may be), (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting, (iii) be present at the meeting to answer questions about the nomination or other business and (iv) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our bylaws.

        The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an Independent

Trustee or a Managing Trustee. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our Secretary (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if approved, implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to us (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Under our bylaws, in order for a shareholder's notice of nominations for trustee or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our Secretary at our principal executive offices not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the date of proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, other time requirements may be applicable to shareholder notices, as specified in our bylaws. In addition, no shareholder may give a notice to nominate or propose other business unless the shareholder holds a certificate for all our shares of beneficial interest owned by such shareholder during all times described in the first paragraph of this section—Shareholder nominations and other proposals at annual meetings, and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our Board or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and other proposals, may be obtained by writing to our Secretary at HRPT Properties Trust, 400 Centre Street, Newton, Massachusetts 02458. Any shareholder considering making a nomination or other proposals should carefully review and comply with those provisions. Under our declaration of trust and bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's violation of our declaration of trust or bylaws, to the fullest extent permitted by law.

        2010 Annual Meeting Deadlines.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2010 annual meeting of shareholders must be received at our principal executive offices on or before [                        ], 2009 in order to be considered for inclusion in our proxy statement for our 2010 annual meeting of shareholders. Our bylaws currently require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our bylaws, not later than [                        ], 2009 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than [                        ], 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

        We do not have any employees. None of our executive officers has an employment agreement with us or any agreement that becomes effective upon his termination or a change in control of us. Our manager, RMR, provides services that otherwise would be provided by employees. RMR conducts our day to day operations on our behalf and compensates our named executive officers (Messrs. Mannix and Popeo) directly and in its sole discretion in connection with their services rendered to RMR and to us. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits except for the grants of shares under our Incentive Share Award Plan discussed below. Although our Compensation Committee reviews and approves our business management agreement with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as our Director of Internal Audit. Our payments to RMR are described in Related Person Transactions and Company Review of Such Transactions.

        Annually, typically in September, the Chair of our Compensation Committee meets with our Managing Trustees and the chairs of the compensation committees of the other public companies for which RMR provides management services. The purpose of this meeting is, among other things, to discuss compensation philosophy and factors which may affect compensation decisions, to provide a comparative understanding of potential share grants by us and the other affected companies and to hear and consider recommendations from our Managing Trustees concerning potential share grants. Subsequent to this meeting, the members of the Compensation Committee hold a meeting at which the Chair provides a report of the information discussed with the Managing Trustees and others and makes recommendations for share grants to executive officers. Our Compensation Committee then discusses these recommendations and other factors and determines the amount of the share awards. Our executive officers have not participated in these meetings and have not been involved in determining or recommending the amount or form of executive compensation. Our Compensation Committee has not engaged compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation.

Analysis of Grants under Our Incentive Share Award Plan

        Although we do not pay any cash compensation directly to our officers and have no employees, we have adopted an Incentive Share Award Plan to reward our executive officers and other RMR employees who provide services to us and to foster a continuing identity of interest between them and our shareholders. We award shares under our Incentive Share Award Plan to recognize our executive officers' scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of our executives with those of our other shareholders and motivate the executives to remain employees of our manager and to continue to provide services to us through the term of the awards.

        Under its charter, our Compensation Committee evaluates, approves and administers our equity compensation plans, which concurrently consist solely of our Incentive Share Award Plan providing for the grants of our common shares. The Compensation Committee has historically determined to use grants of restricted common shares rather than stock options as equity compensation. Because the value of our common shares may be determined in part by reference to its dividend yield relative to market interest rates rather than by its potential for capital appreciation, we believe a conventional stock option plan might not provide appropriate incentives for management for a business like ours, but a share grant plan may create a better identity of interests between management and other shareholders. The Compensation Committee does not consider the share grants to be the primary element of compensation of the recipients; we believe the cash compensation that RMR pays these individuals is substantially more than the value of the shares granted to these individuals.

        As discussed above, it is the Compensation Committee's current policy to consider share grants to executive officers annually in September. Prior to its consideration of share grants, the Chair of our Compensation Committee meets with our Managing Trustees and the chairs of the compensation committees of the other public real estate investment trusts, or REITs, the RMR Funds, and the operating companies for which RMR provides management services. RMR provides management services to HPT, a publicly traded REIT that primarily owns hotels and travel centers, SNH, a publicly traded REIT that primarily owns senior living properties and medical office buildings, Five Star, a publicly traded real estate based operating company in the healthcare and senior living services business, and TA, a publicly traded real estate based operating company in the travel center business. The purpose of this meeting is, among other things, to provide a comparative understanding of potential share grants by us and the other REITs and other businesses managed by RMR and to hear and consider recommendations from our Managing Trustees concerning potential share grants. The share grants made by the other REITs managed by RMR are considered to be closely comparable because of the similarities between our businesses and the responsibilities in operating these other REITs. At a later meeting of our Compensation Committee, the Chair then provides a report of the matters discussed at the meeting to our full Compensation Committee.

        In setting incentive share awards under our plan, our Compensation Committee's starting premise each year is to award each named executive officer the same number of incentive shares as he was awarded in the prior year in an effort to meet management expectations. The Compensation Committee then considers multiple factors in determining whether to increase or decrease the amounts of the prior year's grants, including the following primary factors: (1) the scope of responsibility of each individual, (2) the amount of shares previously granted to each recipient, (3) the amount of shares previously granted to persons performing similar services for us as are currently performed by each recipient, (4) the amount of time spent, the complexity of the duties, and the value of services performed, by the particular recipient, (5) the fair market value of the common shares granted, and (6) the recommendations of our Managing Trustees.

        Our Compensation Committee uses comparative information about other REITs managed by RMR as additional data to help it review whether it is awarding share amounts that it deems reasonable based on the characteristics of those REITs and their respective officers. The Compensation Committee also considers the size and structure of the other REITs and other RMR managed businesses, and the experience, length of service and scope of duties and responsibilities of the officers at these other companies to assess the value of the share awards proposed for our officers in light of the proposed awards for officers with comparable roles at the other companies. In 2008, our Managing Trustees recommended an increase in the number of shares to be awarded to our named executive officers to a similar extent as the increases in the number of shares recommended to be awarded to the named executive officers of the other REITs managed by RMR. Our Compensation Committee considered this factor and reviewed the data regarding the other REITs and their officers on a general basis to help it gauge the reasonableness of the 2008 awards together with the other factors discussed above, but the Compensation Committee did not undertake a detailed comparison of the named executive officers across the REITs or other companies managed by RMR or assign weight to any particular characteristic of these other companies or their officers.

        In 2008, the Compensation Committee considered the foregoing factors and decided to increase the number of shares awarded due primarily to the significant decrease in the aggregate fair market value of our shares which reflected the overall decline in the market and the economy. In making this decision, the Compensation Committee recognized that awarding the same number of shares in 2008 as in 2007 would have resulted in such a significant decline in the value of such awards that the awards would not have achieved our goals of encouraging our named executive officers to continue and to improve the services provided to us. In addition, the Compensation Committee determined to grant the same amounts to each named executive officer in 2008 because it considered the overall contributions of each officer to us to be approximately equal and therefore deemed it appropriate to grant them the same amount of shares.

        We determine the fair market value of the shares granted based on the closing price of our common shares on the date of grant. The Compensation Committee has imposed, and may impose, vesting and other conditions on the granted common shares because it believes that time based vesting encourages recipients of share awards to remain employed by RMR and continue to provide services to us. The Compensation Committee currently uses a vesting schedule under which one fifth of the shares vest immediately and the remaining shares vest in four equal, consecutive annual installments commencing on the first anniversary of the date of grant. The Compensation Committee utilizes a four year time based vesting schedule to provide an incentive to provide services for a long term and in consideration of the tax treatment of the share grants to us and to the recipients. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase for nominal consideration the common shares that have not yet vested. As with other issued common shares, vested and unvested shares awarded under our Incentive Share Award Plan are entitled to receive distributions we make on our common shares.

        Because the schedule for consideration of share awards by our Compensation Committee and our Board is determined several months in advance, the proximity of any grants to earnings announcements or other market events is coincidental.

        We believe that our compensation philosophy and programs are designed to foster a business culture that aligns the interests of our executive officers with those of our shareholders. We believe that the equity compensation of our executive officers is appropriate to the goal of providing shareholders dependable, long term returns.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE
Frederick N. Zeytoonjian, Chairman Patrick F. Donelan William A. Lamkin

 COMPENSATION TABLES

        The following tables provide (1) summary 2008, 2007 and 2006 compensation information relating to our executive officers, (2) information with respect to incentive share awards made to, or held by, our named executive officers during the periods or at the dates specified below and (3) compensation information relating to our Trustees for 2008. Our named executive officers consist of two individuals, our President and Chief Investment Officer and our Treasurer and Chief Financial Officer, the compensation of whom is required to be reported herein under the rules of the SEC. The compensation of our other executive officers is below the level at which compensation would be required by such rules to be reported in this proxy statement.

SUMMARY COMPENSATION TABLE FOR 2008, 2007 AND 2006

Name and Principal Position	Year	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John A. Mannix	2008	$50,556	$10,584	$61,140
President and Chief Investment Officer	2007	$52,070	$7,224	$59,294
	2006	$50,558	$4,145	$54,703
John C. Popeo	2008	$50,556	$10,584	$61,140
Treasurer and Chief Financial Officer	2007	$52,070	$7,224	$59,294
	2006	$50,558	$4,145	$54,703

(1)
Represents the value based upon the closing price on the date of grant in 2008, 2007 and 2006 of shares vesting in 2008, 2007 or 2006, as applicable. This is also the compensation cost recognized by us in the applicable year for purposes of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", or FAS 123R. No assumptions are used in this calculation.

(2)
Consists of distributions during 2008, 2007 or 2006, as applicable, on unvested shares.

GRANTS OF PLAN BASED AWARDS FOR 2008
(Shares granted in 2008, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
John A. Mannix	9/22/08	11,000 Common Shares	$78,540
John C. Popeo	9/22/08	11,000 Common Shares	$78,540

(1)
Represents the value based upon the closing price on the date of grant, which is also the grant date fair value under FAS 123R. No assumptions are used in this calculation.

        Incentive share awards granted by us to executive officers in 2008 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the common shares which have not yet vested for nominal consideration. Holders of vested and unvested shares awarded under our incentive share award plan are eligible to receive distributions we make on our common shares on the same terms as other holders of our common shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2008
(Shares granted in 2008 and prior years, which have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John A. Mannix	2008	8,800	(2)	$29,656
John A. Mannix	2007	4,800	(3)	$16,176
John A. Mannix	2006	3,200	(4)	$10,784
John C. Popeo	2008	8,800	(2)	$29,656
John C. Popeo	2007	4,800	(3)	$16,176
John C. Popeo	2006	3,200	(4)	$10,784

(1)
Represents the value based upon the final 2008 closing price of our shares, which was $3.37 on December 31, 2008.

(2)
These shares will vest as follows: 2,200 shares in September 2009, 2,200 shares in September 2010, 2,200 shares in September 2011 and 2,200 shares in September 2012.

(3)
These shares will vest as follows: 1,600 shares in September 2009, 1,600 shares in September 2010 and 1,600 shares in September 2011.

(4)
These shares will vest as follows: 1,600 shares in September 2009 and 1,600 shares in September 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2008
(Share grants which vested in 2008, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Mannix	5,400	$40,396	(1)
John C. Popeo	5,400	$40,396	(1)

(1)
Represents the value based upon the closing price on the 2008 dates of vesting of grants made in 2008 and prior years.

 TRUSTEE COMPENSATION FOR 2008
(2008 compensation; all share grants to Trustees vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Patrick F. Donelan	$44,000	$29,120	$—	$73,120
William A. Lamkin	$48,000	$29,120	$—	$77,120
Adam D. Portnoy	$—	$29,120	$—	$29,120
Barry M. Portnoy	$—	$29,120	$—	$29,120
Frederick N. Zeytoonjian	$42,000	$29,120	$—	$71,120

(1)
Represents the value based upon the closing price on the date of grant.

        Each Independent Trustee receives an annual fee of $25,000 for services as a Trustee, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $7,500, $3,500 and $3,500, respectively, each year. In addition, each Trustee receives a grant of 4,000 of our common shares as part of his annual compensation. We generally reimburse all our Trustees for travel expenses incurred in connection with their duties as Trustees.

        Our Board believes it is important to align the interests of Trustees with those of our shareholders and for Trustees to hold equity ownership positions in our company. Accordingly, our Board believes that a portion of each Trustee's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of trustees and directors of other comparable enterprises, both with respect to size and industry.

        Historically, each year our Board has reviewed the compensation paid to our Trustees and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. In December 2007, the charter of our Compensation Committee was amended and, beginning in 2008, the Compensation Committee began determining the equity compensation for the Trustees. Our Managing Trustees do not receive any compensation for their services as Trustees, other than common share grants.

AUDIT COMMITTEE REPORT

        In the course of our oversight of the company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2008; (2) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, supplemented or superseded by the rules of the Public Company Accounting Oversight Board; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE
William A. Lamkin, Chairman Patrick F. Donelan Frederick N. Zeytoonjian

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common shares as of March 1, 2009 by (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Trustees and executive officers who served at any time during 2008; and (3) each of our current Trustees and executive officers as a group (not including any fractional shares which may be beneficially owned by an executive officer or trustee). Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
The Vanguard Group, Inc.(3)	17,657,132	7.89%
Barclays Global Investors, NA(4)	13,425,278	6.00%
Trustees, Nominees and Executive Officers
Patrick F. Donelan	15,250	*
William A. Lamkin	9,250	*
David M. Lepore	44,000	*
John A. Mannix	67,292	*
John C. Popeo	46,000	*
Adam D. Portnoy(5)	1,068,399	*
Barry M. Portnoy(5)	1,743,329	*
Frederick N. Zeytoonjian(5)(6)	35,250	*
All current Trustees, nominees and executive officers as a group (eight persons)(5)(6)	2,028,770	*

*
Less than 1% of our common shares.

(1)
Our declaration of trust and bylaws place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares. The percentages indicated are based upon the number of shares shown divided by the 223,683,241 of our common shares outstanding as of March 1, 2009.

(2)
The address of each of our Trustees, nominees and executive officers is c/o HRPT Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.

(3)
The information is as of December 31, 2008 and is based solely on a Schedule 13G/A filed with the SEC on February 13, 2009 by The Vanguard Group, Inc., or Vanguard. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports sole voting power over 91,746 shares and sole dispositive power over 17,657,132 shares. Additionally, the Schedule 13G/A states that Vanguard Fiduciary Trust Company, or VFTC, a wholly owned subsidiary of Vanguard, is the beneficial owner of 91,746 shares as a result of its serving as investment manager of collective trust accounts, and that VFTC directs the voting of these shares.

(4)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 5, 2009 by a filing group including Barclays Global Investors, NA. Based on the information provided in such Schedule 13G, the filing group in the aggregate beneficially owns, and has sole dispositive power over, 13,425,278 shares and has sole voting power over 12,588,402 shares. Based on the information provided in such Schedule 13G, the relevant members of the group, together with their respective addresses are: Barclays Global Investors, NA and Barclays Global Fund Advisors, each with an address of 400 Howard Street, San Francisco, California 94105; Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London EC3N 4HH England; Barclays Global Investors Japan Limited, Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited, Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1, Canada; Barclays Global Investors Australia Limited, Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, NSW 1220, Australia; and Barclays Global Investors (Deutschland) AG, Apianstrasse 6, D-85774, Unterfohring, Germany. These entities report sole voting power over 8,616,629, 3,624,727, 129,277, 169,382, 7,149, 41,238 and 0 shares, respectively, and beneficial ownership of, and sole dispositive power over, 9,453,505, 3,624,727, 129,277, 169,382, 7,149, 41,238 and 0 shares, respectively.

(5)
Includes 1,000,000 of our common shares owned by SNH. RMR is the manager of SNH, and Messrs. Barry Portnoy and Adam Portnoy own all of the outstanding shares of Reit Management & Research Trust, the sole member of RMR. RMR and Messrs. Barry Portnoy and Adam Portnoy may be deemed to have beneficial ownership of the common shares owned by SNH; however, each disclaims beneficial ownership of these shares. Under applicable regulatory definitions, Mr. Zeytoonjian, who is an Independent Trustee of SNH, may also be deemed to have beneficial ownership of SNH's 1,000,000 common shares; however Mr. Zeytoonjian disclaims beneficial ownership of such shares, which are not included in the number of shares beneficially owned by Mr. Zeytoonjian in this table.

(6)
Includes 8,000 common shares owned by Mr. Zeytoonjian's wife. Mr. Zeytoonjian disclaims beneficial ownership of these shares.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction shall be reviewed and must be authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire board and (2) the affirmative vote of a majority of our Independent Trustees. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below, including those which predated the adoption of our Governance Guidelines, were reviewed and approved by a majority of the disinterested Trustees or pursuant to the requirements of our Governance Guidelines.

        We have two agreements with RMR to originate and present investment and divestment opportunities to us and to provide management and administrative services to us: a business management agreement and a property management agreement. The business management agreement provides for compensation at an annual rate equal to 0.7% of our average real estate investments, as described in the agreement, up to the first $250.0 million of such investments, and 0.5% thereafter. In addition, RMR receives an incentive fee based upon increases in our funds from operations per share, as defined in the business management agreement. The incentive fee is paid in common shares based on the fair market value of our shares. The property management agreement provides for management fees equal to 3.0% of gross rents and construction management fees equal to 5.0% of certain construction costs. Renewals or extensions of the business management agreement and the property management agreement are subject to the periodic approval of our Independent Trustees. Aggregate fees paid by us to RMR during 2008 were $63.4 million. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our Audit Committee appoints our Director of Internal Audit, and our Compensation Committee approves his salary and the costs we pay with respect to our internal audit function. Our pro rata share of RMR's costs in providing that function was $209,000 in 2008. RMR also leases from us approximately 27,100 square feet of office space for nine regional offices. We received approximately $630,000 in rental income from RMR in 2008, which we believe is a commercially reasonable rental rate for such office space. Messrs. Barry M. Portnoy and his son, Adam D. Portnoy, beneficially own RMR and are our Managing Trustees. Adam Portnoy is the President, Chief Executive Officer and a director of RMR. Additionally, Mr. Barry Portnoy's son-in-law, who is Mr. Adam Portnoy's brother-in-law, is an officer of RMR. All transactions between us and RMR are approved by our Compensation Committee which is composed of Independent Trustees.

        On May 5, 2008, we entered into a series of agreements with SNH for the sale by us to SNH, or certain of its subsidiaries, of 48 medical office, clinic and biotech laboratory buildings, or MOBs, for an aggregate purchase price of approximately $565 million. Between June and December 31, 2008, we sold 37 of these MOBs containing 1,545,000 square feet of space for approximately $346.8 million, excluding closing costs, and recognized gains totaling $137.2 million. In January 2009, we sold one additional property for approximately $19.3 million, excluding closing costs. In addition, because a third party consent was not received, one of the agreements was amended so that one of the remaining buildings with an allocated value of $3.0 million is no longer subject to being sold; in the event that we receive third party consent we may nonetheless sell that building. Our obligations to complete the remaining sales to SNH are subject to various conditions typical of commercial real estate purchases. We can provide no assurance that we will sell all of these buildings or that the remaining sales will be completed in 2010 or sooner.

        In order to facilitate our plans to conduct tax-deferred exchanges under Section 1031 of the Internal Revenue Code, on December 23, 2008, we entered into amendments to the agreements with respect to nine of the remaining planned MOB sales to SNH, which have purchase prices aggregating approximately $195.3 million. Under the terms of these amendments, we and SNH agreed to delay the closings of the sales of these nine MOBs from dates ranging from December 2008 through April 2009 to new dates ranging from January 2010 through May 2010. The amendments also (1) eliminated the right of either party to accelerate the closing dates of these MOBs unless the parties mutually consent otherwise, (2) extended our obligation to provide SNH with capital expenditure budgets into 2010 and (3) changed the allocation at the closing of each of these sales of certain leasing expenses and capital expenditures to be based upon our and SNH's respective periods of ownership, rather than being allocated to SNH from and after May 5, 2008. We and SNH may mutually agree to accelerate the closings of these acquisitions.

        SNH was formerly our 100% owned subsidiary. It was spun off to our shareholders in 1999 and, at the time of this spin off, we and SNH entered into a transaction agreement which, among other things, prohibited SNH from purchasing medical office, clinic and biotech laboratory buildings. Concurrently with the execution and delivery of the purchase agreements described above, we and SNH entered into an amendment to the transaction agreement, or the first amendment agreement, to permit SNH, rather than us, to invest in medical office, clinic and biomedical, pharmaceutical and laboratory buildings. The first amendment agreement is subject, in the case of mixed use buildings, to our retaining the right to invest in any mixed use building for which the rentable square footage is less than 50% medical office, clinic and biomedical, pharmaceutical and laboratory use. Also, concurrently with the execution and delivery of the agreements described above, we entered into a right of first refusal agreement under which we granted SNH a right of first refusal to purchase up to 45 additional identified other properties we own which are leased to tenants in medical related businesses in the event we determine to sell such properties or in the event of an indirect sale as a result of our change of control or a change of control of our subsidiary which owns such properties.

        Both we and SNH are managed by RMR; Barry Portnoy and Adam Portnoy are managing trustees of both us and SNH; and Frederick N. Zeytoonjian is an independent trustee of both us and SNH. As a result, the transactions between us and SNH described above were negotiated by special committees of each company's board of trustees comprised solely of independent trustees who were not also independent trustees of the other party to these agreements.

        On February 20, 2009, our wholly owned subsidiary, Government Properties Income Trust, or GOV, filed a registration statement with the SEC for the initial public offering of 10 million common shares. If the GOV registration statement becomes effective and the initial public offering is completed, we expect to own 49.9%, or 9,950,000 common shares of GOV after the completion of the offering (46.4% if the underwriters' over allotment option is exercised in full). We intend to transfer 29 properties, 25 of which are leased primarily to the U.S. Government and four of which are leased to the States of California, Maryland, Minnesota and South Carolina, respectively, to GOV. These properties contain approximately 3.3 million rentable square feet and are located in 14 states and the District of Columbia. GOV is currently negotiating a $250.0 million secured credit facility with a group of commercial banks. If GOV is successful in obtaining that credit facility, we expect that the initial proceeds of this credit facility will be distributed to us. If the initial public offering of GOV is successfully completed, GOV will enter management agreements with RMR which are on terms that are substantially similar to our management agreements with RMR; and accordingly, our management fees to RMR may be reduced by the amount of the initial management fees paid to RMR by GOV.

        In order to govern the separation of GOV from us, we intend to enter into a transaction agreement with GOV. We expect that the transaction agreement will provide that:

  •
  the current assets and liabilities from the properties to be transferred to GOV will, as of the time of closing of the public offering of GOV's common shares, be settled between us and GOV so that we will retain all pre-closing current assets and liabilities and GOV will retain all post-closing current assets and liabilities;

  •
  GOV will indemnify us with respect to any liability relating to any property transferred to it, including liabilities which arose before GOV's formation; and

  •
  so long as we own in excess of 10% of GOV's outstanding shares, we and GOV engage the same manager or we and GOV have any common managing trustees, (1) we will not acquire ownership (including fee interest, leaseholds, joint ventures, mortgages or other real estate assets) of properties which are majority leased to government tenants, unless a majority of GOV's independent trustees who are not also our Trustees have determined not to make the acquisition, (2) GOV will not acquire ownership (including fee interest, leaseholds, joint ventures, mortgages or other real estate assets) of office or industrial properties which are not majority leased to government tenants, unless a majority of our Independent Trustees who are not also trustees of GOV have determined not to make the acquisition, (3) GOV will have a right of first refusal to purchase any property owned by us that we determine to divest if the property is then majority leased to government tenants, which right of first refusal will also apply in the event of an indirect sale of any such properties resulting from a change of control of us, (4) GOV and we will cooperate to enforce the ownership limitations in our and its respective declarations of trust as may be appropriate for each of us to qualify for and maintain REIT tax status and otherwise to promote our respective orderly governance, and (5) we and GOV will cooperate to file future tax returns, including appropriate allocations of taxable income, expenses and other tax attributes.

        The above restrictions will not prohibit us from leasing our current and future properties to government tenants.

        We have no present intention to sell any of our retained government leased properties or to engage in any transaction which might cause GOV's right to purchase those properties to become exercisable; however, we will have the right to change our intention regarding these properties at any time in our discretion.

        We expect that, if GOV's offering is completed, our two Managing Trustees will also be managing trustees of GOV and that RMR will provide general business and property management services to GOV as well as to us.

        At this time we can provide you no assurance that the secured loan or public offering transactions described above will be successfully completed or regarding the final terms of those transactions.

        We, RMR and other companies to which RMR provides management services are in the process of forming and licensing an insurance company in the State of Indiana. All of our Trustees currently serve on the board of directors of this insurance company. We expect that RMR, in addition to being a shareholder, will enter a management agreement with this insurance company pursuant to which RMR will provide the insurance company certain management and administrative services. In addition, it is expected that the insurance company will enter an investment advisory agreement with RMR Advisors pursuant to which RMR Advisors will act as the insurance company's investment advisor. The same persons who own and control RMR, including Messrs. Barry Portnoy and Adam Portnoy, our Managing Trustees, own and control RMR Advisors. We have invested $25,000 to date in the insurance company and are committed to invest another $4,975,000, and we currently own and intend to own approximately 16.67% of this insurance company. We may invest additional amounts in the insurance company in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to transfer some or all of our insurance business to this company. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by reducing insurance expenses and/or by having our pro-rata share of any profits realized by this insurance business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee is currently, or has been, at any time since our formation, an officer or employee of the company. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as independent trustees or independent directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Trustees, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE. Our executive officers, Trustees and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2008, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Trustees and greater than 10% shareholders were timely met.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2007 and 2008. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

        The fees for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2007	2008
Audit Fees	$840,000	$724,767
Audit Related Fees	32,000	33,500
Tax Fees	13,700	14,800

Subtotal	885,700	773,067
All Other Fees	—	—

Ernst & Young LLP Total Fees	$885,700	$773,067

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by the Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify the Audit Committee when pre-approved services are undertaken and the Committee or its chairperson may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2007 and 2008 were approved by our Audit Committee. The total fees we paid to Ernst & Young LLP for services in 2007 and 2008 are set forth above. Audit related fees in 2007 and 2008 related to services provided with respect to our leases. The tax fees in 2007 and 2008 were for services involved in reviewing our tax reporting. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        Ernst & Young LLP has been engaged to perform quarterly reviews for our first three quarterly periods in 2009. Our Audit Committee expects to appoint our independent registered public accounting firm for 2009 later this year after it has considered relevant factors.

 HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458, telephone (617) 332-3990. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

 OTHER MATTERS

        At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

March [            ], 2009

 IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf. If you have any questions or need assistance in voting your shares, please call the firm assisting the company in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

 APPENDIX A

SET FORTH BELOW IS TEXT THAT WILL BE ADDED TO THE END OF
SECTION 6.1 OF OUR DECLARATION OF TRUST

        Notwithstanding any other provision of this Declaration, the Board of Trustees may cause the outstanding Common Shares to be reverse split in order to meet listing requirements of the principal securities exchange on which the Common Shares are listed for trading or for any other purpose the Board of Trustees by unanimous vote determines to be in the best interest of the Trust. A reverse split may be accomplished by any lawful means, including by redeeming Shares pro rata or issuing new Shares in exchange for outstanding Shares in a manner so that the par value of the Common Shares are adjusted pro rata; e.g., if two outstanding Common Shares are exchanged for one new Common Share, then the par value of the new Shares shall be two times the current par value.

A-1

PRELIMINARY PROXY MATERIAL – SUBJECT TO COMPLETION

HRPT PROPERTIES TRUST

ANNUAL MEETING OF SHAREHOLDERS

May 13, 2009

9:30 a.m.

400 Centre Street

Newton, MA 02458

HRPT Properties Trust 400 Centre Street Newton, MA 02458-2076	Proxy

Important Notice Regarding Internet Availability of Proxy Materials:  The proxy materials for the HRPT Properties Trust Annual Meeting of Shareholders, including our annual report and proxy statement, are available over the internet.  To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials.

This proxy is solicited on behalf of the Board of Trustees of HRPT Properties Trust for use at the Annual Meeting on May 13, 2009.

The undersigned shareholder of HRPT Properties Trust, a Maryland real estate investment trust, or the company, hereby appoints John A. Mannix, Jennifer B. Clark and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at the company’s offices at 400 Centre Street, Newton, Massachusetts on May 13, 2009, at 9:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.  The undersigned hereby acknowledges receipt of the notice of the annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF.  IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE NOMINEES FOR TRUSTEE IN ITEMS 1 AND 2 AND “FOR” THE PROPOSAL IN ITEM 3.  ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

HRPT PROPERTIES TRUST 400 CENTRE STREET NEWTON, MA 02458

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 12, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by HRPT Properties Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 12, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to HRPT Properties Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HRPT PROPERTIES TRUST

Our Board of Trustees Recommends a Vote “FOR” the Nominees for Trustee in Items 1 and 2 and “FOR” the Proposal in Item 3.

1.	To elect one Independent Trustee in Group II to our Board.	For	Withhold
	Nominee: William A. Lamkin	☐	☐

2.	To elect one Managing Trustee in Group II to our Board.	For	Withhold
	Nominee: Adam D. Portnoy	☐	☐

		For	Against	Abstain
3.	To approve an amendment to our declaration of trust that would authorize our Board to effect reverse splits of our common shares of beneficial interest.	☐	☐	☐

4.

In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR’ THE NOMINEES FOR TRUSTEE IN ITEMS 1 AND 2 AND “FOR” THE PROPOSAL IN ITEM 3.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(NOTE: Please sign exactly as your name(s) appear(s) hereon.  All holders must sign.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  If a corporation, please sign in full corporate name, by authorized officer, indicating title.  If a partnership, please sign in partnership name, by authorized person, indicating title.)

For address changes, please check this box and write them on the back where indicated.      ☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.      Yes ☐   No ☐

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date

QuickLinks

INTRODUCTION
ELECTION OF TRUSTEES
  Item 1: Election of One Independent Trustee
  Item 2: Election of One Managing Trustee
  Item 3: An amendment to our declaration of trust that would authorize our Board to effect reverse splits of our common shares of beneficial interest
SOLICITATION OF PROXIES
TRUSTEES AND EXECUTIVE OFFICERS
BOARD OF TRUSTEES
BOARD COMMITTEES
COMMUNICATIONS WITH TRUSTEES
SELECTION OF CANDIDATES FOR TRUSTEES; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2008, 2007 AND 2006
GRANTS OF PLAN BASED AWARDS FOR 2008 (Shares granted in 2008, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2008 (Shares granted in 2008 and prior years, which have not yet vested)
OPTION EXERCISES AND STOCK VESTED FOR 2008 (Share grants which vested in 2008, including shares granted in prior years)
TRUSTEE COMPENSATION FOR 2008 (2008 compensation; all share grants to Trustees vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT
  APPENDIX A